CHIQUITA BRANDS INTERNATIONAL, INC.

                                 and

                  THE FIFTH THIRD BANK, as Trustee
            --------------------------------------------
                    FIRST SUPPLEMENTAL INDENTURE

                      Dated as of June 26, 1998

                                 To

                              INDENTURE

                    Dated as of November 30, 1991
            --------------------------------------------


    Amending the Indenture, dated as of November 30, 1991, between Chiquita Brands International, Inc. and The Fifth Third Bank, as trustee, with respect to the 9-5/8% Senior Notes due 2004 issued by Chiquita Brands International, Inc.

         FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture" ) dated as of June 26 , 1998, by and between C h i q u ita Brands International, Inc., a New Jersey corporation (the "Company"), and The Fifth Third Bank, an Ohio banking corporation, as trustee (the "Trustee"), with respect to the 9-5/8% Senior Notes due 2004 issued by the Company (the "Senior Notes" ).

                              RECITALS

         T h e Company and the Trustee are parties to an Indenture, dated as of November 30, 1991 (the "Indenture"), pursuant to which the Company has issued the Senior Notes in the aggregate principal amount of $250,000,000, all of which Senior Notes are Outstanding as of the date hereof. A Board Resolution sets forth the terms of the Senior Notes, i n c luding certain definitions and covenants relating thereto. Capitalized terms used herein without definition shall have the respective meanings given such terms in the Indenture.

         The Company has duly authorized the execution and delivery of this First Supplemental Indenture in order to provide for the amendment of the definition of "Permitted Indebtedness" and to add a definition of "Food-Related Businesses" (collectively, the "Amendment").

         Section 902 of the Indenture provides that the Company may, when authorized by a Board Resolution and with the consent of Holders of more than 50% in aggregate principal amount of Outstanding Debt Securities of any series of Debt Securities then Outstanding affected thereby, effect an amendment to the Indenture. The Senior Notes are the sole series of Debt Securities affected by the Amendment. All of the Senior Notes were Outstanding as of the record date for determining Holders entitled to consent to the Amendment. Consents to the Amendment have been received by the Trustee f r om Holders of more than $164,969,000 in aggregate p r i ncipal amount of Outstanding Senior Notes, which represents an amount in excess of 50% in aggregate principal amount of Outstanding Senior Notes.

         The Company has requested the Trustee and the Trustee has agreed to join with it in the execution and delivery of this First Supplemental Indenture.

         The purpose of this First Supplemental Indenture is to effect the Amendment with respect to the Senior Notes. All conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed have been performed and fulfilled.

         All  things  necessary  to make this First Supplemental
    Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

         NOW, THEREFORE, it is agreed that the Indenture is amended with respect to the Senior Notes as follows from and after the date hereof:

                              ARTICLE 1

                       AMENDMENT TO INDENTURE

    Section  1.         The   definition   of  "Food-Related
    Businesses"  is hereby added as follows:

            "F o o d-Related Businesses" means businesses or operations involving food or food products, including, without limitation, sourcing, processing, transportation, s h i p p ing and distribution, and related assets and infrastructure.

    Section 2.     T h e   previous  definition  of  "Permitted
    Indebtedness" is hereby deleted in its entirety and replaced with the following:

          "Permitted Indebtedness" means (1) Indebtedness of the Company or any Subsidiary outstanding on the date of this
    Indenture; (2) Debt Securities having aggregate gross proceeds not in excess of $350,000,000; (3) Indebtedness of the Company under its existing unsecured revolving credit facility as in effect on the date of this Indenture, whether or not such Indebtedness is outstanding on the date of this Indenture; PROVIDED, HOWEVER, that the proceeds of such Indebtedness shall be invested in, or used in connection with, Food-Related Businesses; (4) Indebtedness of the Company not in excess of $150 million under revolving credit f a c i l ities or other loan facilities or agreements established after the date of this Indenture; PROVIDED, HOWEVER, that the proceeds of such Indebtedness shall be invested in, or used in connection with, Food-Related Businesses; (5) Indebtedness of a Subsidiary of the Company (including Acquired Indebtedness), which is non-recourse to the Company, the proceeds of which are or have been used for w o rking capital purposes or for capital expenditures relating to Food-Related Businesses; (6) Indebtedness of a Subsidiary borrowed from a lender located in any country producing tropical fruit and denominated in the currency of such country other than U.S. dollars, which Indebtedness is incurred for hedging purposes in the ordinary course of business consistent with past practice; (7) Intercompany Debt Obligations of the Company and each of its wholly-owned Subsidiaries; PROVIDED, HOWEVER, that the obligations of the Company with respect to such Indebtedness shall be evidenced by an intercompany note and shall be subordinated in right of payment from and after such time as all Debt Securities issued and outstanding under this Indenture shall become due and payable (whether at Stated Maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under this Indenture or the Debt Securities; (8) a d ditional Indebtedness of the Company the aggregate principal amount of which outstanding at any time does not exceed 5% of Consolidated Assets; and (9) any renewals, e x tensions, substitutions, refundings, refinancings or replacements of any Indebtedness described in clauses (1),
    (2), (3), (4) or (8) above (including the replacement or s u b s t itution of any unused commitment relating to I n d e btedness), so long as the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refunding, refinancing or replacement.

                              ARTICLE 2

                            MISCELLANEOUS

         Section 2.1 This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one and the same instrument.

         Section 2.2. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture; and the Indenture, as supplemented by the First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

         Section 2.3. In case any provision in this First S u p plemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 2.4. N o thing in this First Supplemental Indenture, express or implied, shall give to any Person (other than the parties hereto, any Senior Notes Registrar, any Paying Agent, and Authenticating Agent and their successors under the Indenture, and the Holders of the Senior Notes), any benefit or any legal or equitable right, remedy or claim under the Indenture.

         Section 2.5 This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

         IN  WITNESS WHEREOF, the parties have caused this First
    Supplemental Indenture to be signed and acknowledged by their respective officers thereunto duly authorized as of the day and year first above written.

                                  CHIQUITA BRANDS INTERNATIONAL,
                                  INC.
    [Seal]
                                  /s/Gerald R. Kondritzer
                                  ----------------------------
    Attest:                       Gerald R. Kondritzer
                                  Vice President and Treasurer
    /s/Donna K. Leonard
    -------------------------
    Assistant General Counsel
    and Assistant Secretary
                                  THE FIFTH THIRD BANK, Trustee

    [Seal]                        /s/Gregory R. Hahn
                                  ----------------------------
    Attest:                       Gregory R. Hahn
                                  Trust Officer

    /s/Thomas P. Huelsman
    -------------------------
    Assistant Vice President

    STATE OF OHIO               )
                                )   SS.
    COUNTY OF HAMILTON)


              O n the 26th day of June, 1998, before me personally came Gregory R. Hahn, to me known, who being by me duly sworn, did depose and say that he resides at 540 Morrvue Dr., Cincinnati, OH 45238, that he is a Trust Officer of THE FIFTH THIRD BANK, one of the corporations described in and which executed the above instrument; that he knows the corporate seal of said corporation; that one of the seals affixed to the said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

         IN WITNESS WHEREOF, I have hereunto set my hand and a f fixed my official seal the day and year in this certificate first above written.


    /s/Barbara M. Howland\
                               ------------------------------
                               Notary Public, State of Ohio

                               Commission expires: July 19, 1998
                                                   -------------

    [Seal]

    STATE OF OHIO            )
                             )   SS.
    COUNTY OF HAMILTON)


              O n the 26th day of June, 1998, before me personally came Gerald R. Kondritzer, to me known, who being by me duly sworn, did depose and say that he resides at 2324 Madison Road, #1904, Cincinnati, OH 45241, that he is Vice President and Treasurer of CHIQUITA BRANDS INTERNATIONAL, INC., one of the corporations described in and which executed the above instrument; that he knows the corporate seal of said corporation; that one of the seals affixed to the said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

         IN WITNESS WHEREOF, I have hereunto set my hand and a f fixed my official seal the day and year in this certificate first above written.




    /s/Barbara M. Howland
                                  ------------------------------
                                  Notary Public, State of Ohio

                                  Commission expires: July 19, 1998
                                                      -------------
    [Seal]